Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 October 20, 2010

$[—] Buffer Super TrackSM Notes due November 15, 2012 Linked to the Performance of a Basket of Commodities Global Medium-Term Notes, Series A, No. C-247

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	November 9, 2010

Issue Date:	November 15, 2010

Basket Final Valuation Date:	November 9, 2012*

Maturity Date:	November 15, 2012* (resulting in a term to maturity of approximately 2 years)

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:
	Commodities	Bloomberg ticker symbol	Weight	C(i) Initial (as defined below)
	Gold, as described under “Description of the Reference Asset” in this free writing prospectus.	GOLDLNPM <Comdty>	1/3	[—]
	Platinum, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLTMLNPM <Comdty>	1/3	[—]
	Palladium, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	PLDMLNPM <Comdty>	1/3	[—]

Participation Rate:	100%

Buffer Percentage:	15%

Maximum Return:	33%-43%** **The actual maximum return on the Notes will be set on the basket initial valuation date and will not be less than 33%.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the basket performance is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket performance multiplied by the participation rate, subject to a maximum return on the Notes of 33.00%. For example, if the basket performance is 33% or more, you will receive the maximum return on the Notes of 33.00%, which entitles you to the maximum payment of $1,330 for every $1,000 principal amount of the Notes that you hold. Accordingly, if the basket performance is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (Basket Performance × Participation Rate)]

If the basket performance is less than or equal to 0% and equal to or greater than -15%, you will receive the principal amount of your Notes; and

If the basket performance is less than -15%, you will receive a cash payment per $1,000 principal amount Note equal to a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Basket Performance and (ii) the buffer percentage:

$1,000 + [$1,000 × (Basket Performance + 15%)]

If the Basket Performance declines by more than 15%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Performance is below -15%. You may lose up to 85% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Basket Performance

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C (i) Initial = The settlement price of each basket component on the basket initial valuation date;

C(i) Final = The settlement price of each basket component on the basket final valuation date; and

W(i) = Weighting of each basket component as indicated above.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740P2W5 and US06740P2W53

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets— Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡ Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity	Total Return on the Notes
100.00%	$1,330.00	33.00%
95.00%	$1,330.00	33.00%
85.00%	$1,330.00	33.00%
75.00%	$1,330.00	33.00%
65.00%	$1,330.00	33.00%
55.00%	$1,330.00	33.00%
45.00%	$1,330.00	33.00%
35.00%	$1,330.00	33.00%
25.00%	$1,250.00	25.00%
15.00%	$1,150.00	15.00%
5.00%	$1,050.00	5.00%
2.00%	$1,020.00	2.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-25.00%	$900.00	-10.00%
-35.00%	$800.00	-20.00%
-45.00%	$700.00	-30.00%
-55.00%	$600.00	-40.00%
-65.00%	$500.00	-50.00%
-75.00%	$400.00	-60.00%
-85.00%	$300.00	-70.00%
-95.00%	$200.00	-80.00%
-100.00%	$150.00	-85.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: In this case, the basket performance is positive.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Gold	1,367.50	1,490.58	9%	1/3	3.00%
Platinum	1,691.00	2,046.11	21%	1/3	7.00%
Palladium	591.00	856.95	45%	1/3	15.00%

Basket Performance					25.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of 25% multiplied by the participation rate is greater than 0% but less than the maximum return of 33%, the investor receives a payment at maturity of $1,250 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (basket performance × participation rate)]

$1,000 + [$1,000 × (25% × 100%)] = $1,250

Therefore, the payment at maturity is $1,250 per $1,000 principal amount Note, representing a 25% return on investment over the term of the Notes.

Example 2: In this case, the basket performance is positive.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Gold	1,367.50	1,914.50	40%	1/3	13.33%
Platinum	1,691.00	2,705.60	60%	1/3	20.00%
Palladium	591.00	1,063.80	80%	1/3	26.67%

Basket Performance					60.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of 60% multiplied by the participation rate is greater than the maximum return of 33%, the investor receives a payment at maturity of $1,330 per $1,000 principal amount Note, representing the maximum return on the Notes.

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Example 3: In this case, the basket performance is negative.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Gold	1,367.50	1,394.85	2%	1/3	0.67%
Platinum	1,691.00	1,606.45	-5%	1/3	-1.67%
Palladium	591.00	520.08	-12%	1/3	-4.00%

Basket Performance					-5.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of -5% is less than 0% but greater than the buffer percentage of -15%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 4: In this case, the basket performance is negative.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Weighted Performance
Gold	1,367.50	1,381.18	1%	1/3	0.33%
Platinum	1,691.00	1,268.25	-25%	1/3	-8.33%
Palladium	591.00	378.24	-36%	1/3	-12.00%

Basket Performance					-20.00%

Step 2: Calculate the payment at maturity.

Because the basket performance of -20% is less than the buffer percentage, the investor will receive a payment at maturity of $950 per $1,000 principal amount Note, representing a -5% return on investment over the term of the Notes, calculated as follows:

$1,000 + [$1,000 × (-20% + 15%)] = $950

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date, the payment at maturity and the settlement price of the basket components on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event with respect to the basket components, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect one or more of the basket components, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by multiplying a positive basket performance by the participation rate, up to the maximum return on the Notes of 33%, or $1,330.00 for every $1,000 principal amount Note. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a negative basket performance up to -15%. If the basket performance is less than -15%, you will lose 1% of the principal amount of your Notes for every 1% that the reference asset declines beyond -15%. You may lose up to 85% of your initial investment. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

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The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the reference asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. It is also possible that the Internal Revenue Service could seek to characterize your Notes under current law in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (a) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (b) the executory contract only tracks to a limited extent the value of the collectibles that comprise the Reference Asset. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the basket performance is positive or negative. Your investment will be fully exposed to any decline in the basket performance beyond the 15% buffer percentage. You will lose up to 85% of your initial investment if the basket performance declines by more than 15%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

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•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the basket performance is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant. We refer to this percentage as the maximum return, which will be set on the basket initial valuation date and will not be less than 33.00%.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Other Rights—As a holder of the Notes, you will not receive interest payments, you will not receive interest payments, and you will not have rights to receive any distributions or other rights that holders of contracts composing the Index would have.

•

Changes in the Settlement Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one of the basket component increases, the settlement price of the other basket component may not increase as much or may even decline. Therefore, in calculating the basket performance on the basket final valuation date, increases in the settlement price of one basket component may be moderated, or more than offset, by lesser increases or declines in the settlement price of the other basket component.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the initial price of Gold on the pricing date and the final price of Gold on the basket final valuation date and for determining whether the barrier level has been breached on any day during the observation period. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital – the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected demand or supply for the basket components;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the prices of commodities applicable to the basket; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

The Notes May Be Subject to Certain Risks Specific to Gold, Platinum and Palladium as a Commodity—Gold, platinum and palladium are precious metals. Consequently, the Notes may be subject to a number of factors specific to precious metals, and in particular platinum and palladium, that might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

•

degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor on the value of the Notes may offset or enhance the effect of another factor.

Description of the Reference Asset

The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the initial price of Gold on the initial valuation date and the settlement price of Gold on the basket final valuation date will be determined as described below:

Where the reference asset is Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the initial valuation date and the basket final valuation date. The members of The London Gold Market Fixing Limited consist of Barclays Capital, The Bank of Nova Scotia—Scotia Mocatta, Deutsche Bank AG London, Societe Generale Corporate & Investment Banking, and HSBC. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the applicable settlement price will be based on the 3:00 p.m. fix. For reference purposes only, the settlement price of Gold on the initial valuation date and the basket final valuation date, may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the calculation agent, the prices determined by the calculation agent shall prevail.

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Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 7, 2002 through October 15, 2010. The settlement prices on October 15, 2010 were $1,367.5000/per troy ounce with respect to gold, $1,691.0000/per troy ounce with respect to platinum and $591.0000/per troy ounce with respect to palladium.

We obtained the basket components settlement prices, as applicable, below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket components settlement prices, on the basket final valuation date. We cannot give you assurance that the performance of the basket components will result in any return in addition to your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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